EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Schedules Third-Quarter 2017 Earnings Conference Call for November 2 and Provides Commodity Derivatives Update
TULSA, OK - October 16, 2017 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") will host a conference call on Thursday, November 2, 2017 to discuss its third-quarter 2017 financial and operating results. The Company also announces preliminary results for its commodity derivatives for third-quarter 2017 and its basic and diluted weighted-average shares outstanding.
Third-Quarter 2017 Earnings Conference Call
Laredo plans to release third-quarter 2017 earnings on Wednesday, November 1, 2017 after the market close and the Company will host a conference call on Thursday, November 2, 2017 at 7:30 a.m. CT (8:30 a.m. ET) to discuss its third-quarter 2017 financial and operating results. Individuals who would like to participate on the call should dial 877.930.8286 (international dial-in 253.336.8309), using conference code 2277457 or listen to the call via the Company's website at www.laredopetro.com, under the tab for "Investor Relations." A telephonic replay will be available approximately two hours after the call on November 2, 2017 through Thursday, November 9, 2017. Participants may access this replay by dialing 855.859.2056, using conference code 2277457.
Commodity Derivatives Update
For the three months ended September 30, 2017, Laredo expects to report a loss on derivatives of approximately $27.4 million, including approximately $12.2 million net cash received on settlements of derivatives, net of premiums paid. For the nine months ended September 30, 2017, Laredo expects to report a gain on derivatives of approximately $38.1 million, including approximately $25.5 million net cash received on settlements of derivatives, net of premiums paid. Although management does not expect these numbers to change, they are preliminary and unaudited.
Laredo maintains a disciplined hedging program to reduce the variability in its anticipated cash flow due to fluctuations in commodity prices. At September 30, 2017, the Company had hedges in place for the remainder of 2017 for 1,727,300 barrels of oil at a weighted-average floor price of $55.82 per barrel and for 6,803,200 million British thermal units ("MMBtu") of natural gas at a weighted-average floor price of $2.75 per MMBtu. All natural gas hedges the Company has in place are priced at the WAHA hub. Additionally, Laredo had hedged 111,000 barrels of ethane at $11.24 per barrel and 93,750 barrels of propane at $22.26 per barrel.
At September 30, 2017, for 2018, the Company had hedged 9,515,375 barrels of oil at a weighted-average floor price of $47.42 per barrel, representing approximately 95% of anticipated oil production for 2018. All of the

Company's 2018 oil hedges enable Laredo to benefit from an increase in the price of oil from current levels with 4,088,000 barrels structured as collars with a weighted-average ceiling price of $60.00 per barrel and 5,427,375 barrels hedged with puts and thus do not have a ceiling. The Company has also hedged 23,805,500 MMBtu of natural gas for 2018 at a weighted-average floor price of $2.50 per MMBtu, priced at the WAHA hub. Additionally, Laredo has basis swaps for 2018 for 3,650,000 barrels of oil to hedge the Midland-West Texas Intermediate ("WTI") basis differential at WTI less $0.56 per barrel.
At September 30, 2017, for 2019, the Company had hedged 730,000 barrels of oil with puts having a weighted-average floor price of $50.00 per barrel.
Laredo records all derivatives on its balance sheet as either assets or liabilities measured at their estimated fair value. Laredo has not designated any derivatives as hedges for accounting purposes and Laredo does not enter into such instruments for speculative trading purposes. Gain (loss) on derivatives is reported under "Non-operating income (expense)" in Laredo's consolidated statement of operations.
Weighted-Average Shares Outstanding
For the three months ended September 30, 2017, basic and diluted weighted-average shares outstanding were approximately 239.306 million and 244.887 million, respectively. For the nine months ended September 30, 2017, basic and diluted weighted-average shares outstanding were approximately 239.017 million and 244.693 million, respectively.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, and the transportation of oil and natural gas from such properties, primarily in the Permian Basin in West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2016, and those set forth from time to time in other filings with the Securities Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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